Exhibit 99.1
G&K Services, Inc.
Shayn R. Carlson, (952) 912-5500
Director of Investor Relations
FOR IMMEDIATE RELEASE
G&K Services Announces Leadership Change; Board Names Douglas A. Milroy as CEO
Board Appoints M. Lenny Pippin Chairman of the Board and
Jeffrey L. Wright, CFO, as Executive Vice President and Director
Conference Call at 10 a.m. CDT Today
MINNEAPOLIS, May 8, 2009 — G&K Services, Inc. (NASDAQ: GKSR), announced today that the board of directors has appointed Douglas A. Milroy to succeed Richard L. Marcantonio, effective immediately. In his new role, Milroy will serve as chief executive officer and as a director. The board appointed M. Lenny Pippin to replace Marcantonio as chairman of the board. Marcantonio, who leaves G&K to pursue other opportunities, has also resigned from the company’s board of directors.
Pippin stated, “On behalf of the board, I extend our thanks to Rick. We appreciate Rick’s nearly seven years of service to G&K. During his tenure, he managed the transition of G&K to a larger, more innovative company and introduced segmented marketing programs to our customers. He built a management team with the depth, executive skills and experience necessary to lead this company into the future. The board and Rick have agreed that this is the right time for a fresh leadership perspective.”
Pippin continued, “The board is pleased to have Doug serve as chief executive officer. Doug enters the role with a proven track record of leading large teams and businesses for more than 20 years. Doug has the ability to deliver results and has solid experience working in both international and domestic markets.”
Milroy, 50, has served as president, direct purchase and business development for G&K Services since November 2006. Prior to G&K, Milroy was the vice president and general manager, food and beverage North America and water care, for Ecolab, Inc. He has held senior positions with FMC Corporation and McKinsey & Company. Milroy holds a bachelor’s degree in mechanical engineering from the University of Minnesota, and received an M.B.A. from the Harvard Business School. Milroy serves on the board of directors of JSJ Corporation, a privately-held company that actively designs, develops, markets, and brands a group of durable goods and services throughout the world.
“I’m honored by the board’s confidence, I’m excited by this opportunity and I’m well-prepared to lead G&K Services,” said Milroy. “G&K has a talented and experienced management team, a solid financial base and a strong foundation for growth. We employ approximately 9,000 people who are committed to excellence in serving our customers. I look forward to working with the entire team to successfully lead G&K through this difficult economic period, improve the company’s operating performance and further position the company for sustainable and profitable growth.”

Pippin, named chairman of the board, has been a member of G&K Services’ board since 2001 and currently serves as the board’s presiding director and chair of the board’s governance committee. He was vice chairman, president and CEO of The Schwan Food Company, a branded frozen-food company, from November 1999 to February 2008.
The board also appointed Jeffrey L. Wright as executive vice president and a director. Wright continues in his role as chief financial officer. Pippin stated, “Jeff has solid financial experience, a deep history with G&K and extensive business experience. The board is excited to have him serve in this expanded capacity.”
Wright has served as G&K’s senior vice president since January 2004 and as chief financial officer since 1999. He was the company’s secretary from 1999 to 2004, and treasurer from 1999 to 2001. Prior to G&K, he served at BMC Industries, Inc., as controller from 1996 to 1998, and treasurer from 1998 to 1999. He previously held positions at Employee Benefit Plans, Inc. and Arthur Andersen & Co. Wright currently serves as chairman-elect of the Textile Rental Services Association. He also serves on the board of directors of Hawkins, Inc. (NASDAQ: HWKN).
As a result of the transition, G&K Services anticipates a charge related to severance and certain equity compensation expense totaling approximately $2.9 million, or $0.10 per diluted share, in its fiscal fourth quarter ending June 27, 2009. This charge was not previously included in the company’s fiscal fourth-quarter earnings guidance.
Conference Call Information
The company will host a conference call today at 10 a.m. (CDT) to discuss the leadership transition. The call will be webcast and is available on the Investor Relations section of the company’s Web site at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s Web site through June 8, 2009.
Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect G&K and its future financial results and operating performance is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2008.
About G&K Services, Inc.
G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has approximately 9,000 employees serving more than 175,000 customers from over 170 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s Web site at www.gkservices.com.
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